Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

H.B. Fuller Company:

We consent to the incorporation by reference in this registration statement on Form S-8 of H.B. Fuller Company of our report dated January 28, 2009, with respect to the consolidated balance sheets of H.B. Fuller Company as of November 29, 2008 and December 1, 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended November 29, 2008 and the effectiveness of internal control over financial reporting as of November 29, 2008, which report appears in the November 29, 2008 annual report on Form 10-K of H.B. Fuller Company.

Our report dated January 28, 2009 notes that the Company adopted the provisions of Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, on December 4, 2005, Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 1, 2007, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on December 2, 2007, and Statement of Financial Accounting Standard No. 157 Fair Value Measurements, on December 2, 2007.

/s/ KPMG LLP

Minneapolis, Minnesota

April 16, 2009